Exhibit 23.2

Consent OF Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-1) and related Prospectus of TC BioPharm (Holdings) plc for the registration of American Depository Shares representing ordinary shares and warrants and to the incorporation by reference therein of our report dated May 13, 2022, with respect to the consolidated financial statements of TC BioPharm (Holdings) plc included in its Annual Report (Form 20-F) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Edinburgh, United Kingdom
August 28, 2023